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                                                                     Exhibit 4.1

             THIS DEBENTURE IS NON-NEGOTIABLE AND NON-TRANSFERABLE.

     THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED.


                      EXCHANGEABLE SUBORDINATED DEBENTURE


U.S. $1,500,000                                                 December 6, 1996

     FOR VALUE RECEIVED, the undersigned, ZMAX CORPORATION, a Nevada corporation (the "Company"), promises to pay to the order of the holder of this Debenture
     ---------
named below (the "Holder"), the principal sum of ONE MILLION FIVE HUNDRED
                 --------
THOUSAND UNITED STATES DOLLARS (U.S$1,500,000), on December 6, 1999 (the

"Maturity Date"), together with interest on the outstanding principal balance of
---------------
this Debenture from the date hereof until fully paid, at a fixed simple interest rate of eight percent (8.0%) per annum.

     Interest will accrue on and, to the extent accrued, will be paid by the Company semi-annually, commencing on June 1, 1997 and on each December 1 and June 1 thereafter until the principal amount of this Debenture has been paid in full. Should any installment of interest not be paid when due and such failure continues for a period of 30 days after the Holder has given written notice to the Company (an "Event of Default"), then the Holder will have the option to (i)
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declare the unpaid principal of and interest on this Debenture to be forthwith due and payable or (ii) exercise its conversion rights for all the unpaid principal as set forth below. The entire principal amount hereof, together with all accrued and unpaid interest hereon, will be due and payable on the Maturity Date or upon the acceleration of this Debenture following the occurrence of an Event of Default.

     Interest will be calculated on the basis of three hundred sixty (360) days per year for the actual number of days elapsed. The Company's interest calculations will control absent manifest error.

     The principal hereof and interest hereon will be payable in lawful money of the United States of America, at the address of the Holder stated below or at such other place as the Holder hereof may designate in writing to the Company. All payments hereunder received from the Company by the Holder will be applied first to interest to the extent then accrued and then to principal.

     The Company may redeem or prepay (the "Redemption") this Debenture in full
                                           ------------
or in part at any time upon ten (10) days prior written notice to the Holder (the "Redemption Notice"), without
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penalty, premium, prepayment fee, or payment of unearned interest; provided, however, that the Company's right of Redemption is subject to the satisfaction by the Company of both of the following conditions:

          (i)  The Company has offered to exchange (the "Exchange Offer") this
                                                        ----------------
Debenture for the Company's authorized voting common stock, par value of $.0001 per share (the "Stock") and a warrant substantially in the form attached hereto
               -------
as Exhibit A (subject to any modifications required by any regulatory authority
   ---------
or recommended by legal counsel) ("Warrant") to purchase additional Stock on the
                                  ---------
terms set forth below, which Exchange Offer will remain open for a period of time no less than twenty (20) business days:

               (a) If the Exchange Offer is made on or before the six month anniversary of this Debenture, the Exchange Offer will offer to exchange each $5.00 principal amount of this Debenture outstanding for: (a) one share of Stock, plus (b) one Warrant to purchase the number of shares of the Stock equal in the aggregate to the number of shares of Stock received in the Exchange Offer, at any time through the second anniversary of the date of issuance of the Warrant. The purchase price of the Stock subject to the Warrant will be equal to $7.00 per share for the period of time up to the first anniversary of the date of issuance of the Warrant, increasing to $8.00 per share for the period of time between the first anniversary of the date of issuance of the Warrant through the second anniversary of the date of issuance of the Warrant; or

               (b) If the Exchange Offer is made after the six month anniversary of this Debenture, the Exchange Offer will offer to exchange each $5.00 principal amount of this Debenture outstanding for: (a) one and one-tenth (1.1) share of Stock, plus (b) one Warrant to purchase the number of shares of the Stock equal in the aggregate to the number of shares of Stock received in the Exchange Offer and on the same terms as stated above; and

          (ii) The Company has prepared, filed and caused to be declared effective by the United States Securities and Exchange Commission, a registration statement pursuant to the Securities Act of 1933, as amended (the

"Securities Act"), pertaining to the Exchange Offer by the Company.
----------------

     Prior to the Maturity Date or upon receipt of the Redemption Notice but prior to Redemption by the Company, the Holder may, but has no obligation to, convert (the "Conversion") the entire principal balance, but not part, of this
             ------------
Debenture into shares of Stock. Upon Conversion, the Holder will receive one share of Stock

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in exchange for each $5.00 of the principal amount of this Debenture.  Such
Conversion will be in complete satisfaction of all amounts due and payable under this Debenture.

     As a condition to any issuance of shares of Stock or rights thereto, the Company may require that it be provided information reasonably satisfactory to the Company that establishes compliance with applicable securities laws and regulations.

     The Company will at all times during the term of this Debenture reserve and keep available, solely for issuance, sale and delivery upon the exercise of the Conversion or the Exchange Offer under the terms of this Debenture, a number of shares of Stock equal to the number of shares issuable upon the exercise of the Conversion or the Exchange Offer by the Holder.

     No fractionalized shares of Stock will be issued in exchange or Conversion of this Debenture. The shares of Stock issued to the Holder as a result of any exchange or Conversion of this Debenture in accordance with the terms hereof will be rounded down to the nearest whole share and the principal amount of this Debenture allocated to any fractionalized share will be returned to the Holder.

     This Debenture is issued pursuant to the terms of a certain Subscription Agreement, dated as set forth below, between the Company and the Holder, as amended (the "Subscription Agreement"). The acknowledgements, representations
             ------------------------
and covenants respectively made by the Holder and the Company in the Subscription Agreement are incorporated in this Debenture as if made and set forth in this Debenture in full.

     This Debenture is secured only by the general credit of the Company, and not by any mortgage, deed of trust or security interest in or upon any real or personal property.

     Payments under this Debenture rank pari passu without any preference among the debentures issued contemporaneously with this Debenture and with all obligations of the Company that are not by the terms of such obligations made superior to other obligations of the Company.

     This Debenture has been issued in the State of Maryland and will be construed and enforced in accordance with the laws of the State of Maryland, without referenced to its doctrines or principles of conflicts or laws and notwithstanding any provisions to the contrary contained in the Subscription Agreement.

     All notices given pursuant to this Debenture must be in writing and may be given by personal delivery, registered or certified mail or by reputable express courier service at the

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address of the parties set forth on the signature page of this Debenture.  Any party to this Debenture may by notice so given change its address for any future notices.

     THIS DEBENTURE IS NON-NEGOTIABLE AND NON-TRANSFERABLE. This Debenture, and the interests herein, may not be sold, assigned, pledged, hypothecated or otherwise negotiated or transferred, and any such attempted negotiation or transfer of this Debenture will be null and void and of no force or effect.



                         [Signature on following page.]

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     EXECUTED as of the date written above.

                              ZMAX CORPORATION, a Nevada corporation


                              By:    /s/G.W. Norman Wareham
                                    -------------------------------
                                    G.W. Norman Wareham
                                    Vice President and Chief Financial Officer
                                    ------------------------------------------

                              Address for Notices:

                              c/o Century Services, Inc.
                              First Floor
                              20251 Century Boulevard
                              Germantown, Maryland  20874
                              Attention:  G.W. Norman Wareham



Name of Holder:

Address:



Contact:

Subscription Agreement Date:
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